FORM 4

[   ]  Check this box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


1.   Name and Address of Reporting Person

               (Last)            (First)    (Middle)
          Dobson CC Limited
             Partnership


               (Street)                  (City)       (State)    (Zip)
          14201 Wireless Way         Oklahoma City    Oklahoma   73134


2.   Issuer Name and Ticker or Trading Symbol

     Dobson Communications Corporation (DCEL)

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



4.   Statement for Month/Year

     August, 2001

5.   If Amendment, Date of Original (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer

          (Check all applicable)

     [   ]  Director               [ X ]  10% Owner
     [   ]  Officer (give title    [   ]  Other  (specify
            below)                        below)


7.   Individual or Joint/Group Reporting

          (Check applicable line)

     [ X ]  Form Filed by One Reporting Person

     [   ]  Form Filed by More than One Reporting Person



Table  I  - Non-Derivative Securities Acquired, Disposed  of,  or
Beneficially Owned

1.   Title of Security (Instr. 3)

(a)  Class A Common Stock
(b)  Class B Common Stock

2.   Transaction Date (Month/Day/Year)

(a)  August 27, 2001
(b)  August 27, 2001

3.   Transaction Code (Instr. 8)

     Code               V

(a)  S
(b)  J(1)

4.    Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and
5)

                        Amount       (A) or (D)        Price
                        ------       ----------        -----
     (a)              1,923,077         D            $25,000,000
     (b)              3,923,077         D


5.   Amount of Securities Beneficially Owned at the end of  Month
     (Instr. 3 and 4)

(a)  2,000,000
(b)  51,617,477

6.   Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

(a)  D
(b)  D

7.   Nature of Indirect Beneficial Ownership (Instr. 4)

(a)
(b)

Table  II  -  Derivative  Securities Acquired,  Disposed  of,  or
     Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security (Instr. 3)



2.   Conversion or Exercise Price of Derivative Security



3.   Transaction Date (Month/Day/Year)



4.   Transaction Code (Instr. 8)

     Code                V



5.   Number of Derivative Securities Acquired (A) or Disposed  of
     (D) (Instr. 3, 4 and 5)



6.   Date Exercisable and Expiration Date (Month/Day/Year



7.   Title and Amount of Underlying Securities (Instr. 3 and 4)

          Title           Amount or Number of
                                 Shares



8.   Price of Derivative Security (Instr. 5)


9.   Number of Derivative Securities Beneficially Owned at End of
     Month (Instr. 4)



10.  Ownership of Derivative Security: Direct (D) or Indirect (I)
     (Instr. 4)



11.  Nature of Indirect Beneficial Ownership (Instr. 4)



Explanation of Responses:

(1) Gives effect to the conversion of 3,923,077 shares of the Dobson Communications Corporation's Class B common stock into an equal number of shares of the Dobson Communications Corporation's Class A common stock.


                                By:  RLD, Inc.

                                /s/ Everett R.Dobson
                                --------------------
                                General Partner, Dobson CC Limited Partnership **Signature of Reporting Person

                                9/7/01
                                ------
                                Date

**    Intentional misstatements or omissions of facts  constitute
Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.